Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 ) pertaining to the Anixter International Inc. 2006 Stock Incentive Plan of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedules of Anixter International Inc., Anixter International Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Anixter International Inc., included in its Annual Report (Form 10-K) for the year-ended December 29, 2006 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
August 6, 2007